PLAY-BY-PLAY TOYS & NOVELTIES, INC.

                                  4400 TEJASCO
                          SAN ANTONIO, TEXAS 78218-0267

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON DECEMBER 9, 1996

To the Shareholders of
PLAY-BY-PLAY Toys & Novelties, Inc.

   NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Shareholders of PLAY-BY-PLAY Toys & Novelties, Inc. (the "Company") will be held at the Red Lion Hotel San Antonio, 37 Northeast Loop 410, San Antonio, Texas 78216 on the 9th day of December, 1996, at 1:00 p.m. (local time) for the following purposes:

   1. To elect three (3) directors to hold office until the 2000 Annual Meeting of Shareholders of the Company or until their respective successors shall have been duly elected and shall have qualified;

   2. To ratify the appointment of Coopers & Lybrand L.L.P., certified public accountants, as independent auditors for the Company for the fiscal year ending July 31, 1997; and

   3. To transact such other business as may properly come before the meeting or any adjournments thereof.

   Only common shareholders of record at the close of business on November 19, 1996, are entitled to notice of and to vote at the annual meeting.

   All shareholders are cordially invited to attend the meeting in person. However, if you are unable to attend in person and wish to have your shares voted, PLEASE FILL IN, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. Your proxy may be revoked by appropriate notice to the Secretary of PLAY-BY-PLAY Toys & Novelties, Inc. at any time prior to the voting thereof.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                                   SAUL GAMORAN
                                                   EXECUTIVE VICE PRESIDENT,
                                                   GENERAL COUNSEL AND SECRETARY

San Antonio, Texas
November 19, 1996

                       PLAY-BY-PLAY TOYS & NOVELTIES, INC.
                                  4400 TEJASCO
                          SAN ANTONIO, TEXAS 78218-0267
                                 (210) 829-4666

                                NOVEMBER 19, 1996

                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD DECEMBER 9, 1996

      This Proxy Statement and the accompanying Proxy and Notice of Annual Meeting of Shareholders are furnished to holders of common shares, without par value (the "Common Shares"), of PLAY-BY-PLAY Toys & Novelties, Inc. (the "Company") in connection with the solicitation by its Board of Directors (the "Board") of proxies to be used at the 1997 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on Monday, December 9, 1996, at 1:00 p.m. at the Red Lion Hotel San Antonio, 37 Northeast Loop 410, San Antonio, Texas 78216, and at any postponements or adjournments thereof. Only those shareholders of record at the close of business on November 19, 1996 will be entitled to receive notice of, and to vote at, the Annual Meeting. Copies of this Proxy Statement and the accompanying Proxy and Notice of Annual Meeting of Shareholders are first being mailed to shareholders on or about November 20, 1996.

      All Common Shares represented by each properly executed Proxy received by the Board pursuant to this solicitation will be voted in accordance with the shareholder's directions specified on the Proxy. If no directions have been specified on a Proxy, the Common Shares represented by that Proxy will be voted as follows:

   "FOR" the election of Directors of the nominees named on the accompanying Proxy; and

   "FOR" the ratification of the selection of Coopers & Lybrand L.L.P. as independent certified public accountants for the Company for fiscal year 1997.

      Management knows of no other matters that may properly be brought, or which are likely to be brought, before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named as proxies in the accompanying Proxy or their substitutes will vote in accordance with their best judgment on such matters.

      Without affecting any vote previously taken, a shareholder signing and returning a Proxy has the power to revoke it at any time prior to its exercise by giving notice to the Company in writing mailed to Saul Gamoran, Secretary of the Company, at the Company's executive offices at 4400 Tejasco, San Antonio, Texas 78218-0267, by executing a subsequent Proxy, or by attending the Annual Meeting and declaring to the Company such shareholder's intent to vote in person. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a Proxy.

      The presence, in person or by proxy, of the holders of a majority of the Common Shares issued and outstanding on November 19, 1996, is necessary to constitute a quorum at the Annual Meeting. As of November 19, 1996, the Company had 4,881,100 Common Shares issued and outstanding.

      Under Texas law and the Company's Amended and Restated Bylaws, each shareholder is entitled to one vote for each Common Share held. Common Shares represented in person or by proxy but not voted with respect to a proposal are counted as present. In votes other than for the election of directors, the effect of abstention or a non-vote is the same as a "no" vote. In the election of directors, Common Shares as to which the authority to vote is withheld and the Common Shares represented in person or by proxy but not voted with respect to the election of directors are not counted toward the election of directors or toward the election of the individual nominees specified on the proxy.

      All costs of solicitation of the proxies will be borne by the Company. Solicitation will be made by mail. Proxies may be further solicited at no additional compensation by officers, directors or employees of the Company by telephone, written communication or in person. Upon request, the Company will reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy materials to the beneficial owners of Common Shares of the Company. No solicitation will be made by specially engaged employees or other paid solicitors.

                                   MANAGEMENT

      The names of the directors and executive officers of the Company, their respective ages, positions and director terms are as follows:

                                                                        DIRECTOR
     NAME             AGE                   POSITION                      TERM
     ----             ---                   --------                    --------
Arturo G. Torres      60   Chairman of the Board and Chief Executive      1998
                           Officer
Mark A. Gawlik        34   President, Chief Operating Officer and         1997
                           Director
Juanita E. Lozano     40   Chief Financial Officer and Treasurer            -
Saul Gamoran          37   Executive Vice President, General
                           Counsel, Secretary and Director                1998
Francisco Saez Moya   47   Vice President-European Operations and         1999
                           Director
Ottis W. Byers        51   Director                                       1999
Tomas Duran           50   Director                                       1997
Berto Guerra, Jr.     46   Director                                       1998
Steve K.C. Liao       50   Director                                       1999
James F. Place        65   Director                                       1997

      ARTURO G. TORRES has been Chief Executive Officer and Chairman of the Board of the Company since April 1993. Prior thereto, Mr. Torres was the Founder, Chairman of the Board, Chief Executive Officer and President of Pizza Management, Inc. ("PMI") from its inception in 1972 to its eventual sale in 1992. PMI was the largest (approximately 240 restaurants) private Pizza Hut, Inc. franchisee in the world with operations in the United States, the Commonwealth of Puerto Rico, Spain and the United States Virgin Islands. Although Mr. Torres is actively involved in the management of the Company, he is also involved in various private business endeavors which include Veladi Ranch, Inc., a registered hereford ranch, and Veladi Ranch Steak House, Inc., a privately held development stage steak house chain with six restaurants open and four additional restaurants under development.

      MARK A. GAWLIK has been President and a Director of the Company since its inception in January 1992, and became Chief Operating Officer in April 1993. Mr. Gawlik is a nominee to the Board of Directors for the 1997 annual shareholders' meeting. From January 1990 until the May 1992 acquisition by the Company, Mr. Gawlik was Co-General Manager of the Toys and Novelties Division of PMI. From February 1986 through December 1989, Mr. Gawlik was Controller of PMI. From June 1983 through February 1986, he was employed by Deloitte, Haskins & Sells, San Antonio, Texas, most recently as Senior Accountant. Mr. Gawlik is a Certified Public Accountant and received a Bachelor of Business Administration degree in accounting, summa cum laude, from The University of Texas in 1984.

      JUANITA E. LOZANO has been Chief Financial Officer and Treasurer of the Company since July 1996. From March 1995 until June 1996, Ms. Lozano was the Financial Reporting Manager of the Company. From September 1985 through March 1995, Ms. Lozano was employed by Datapoint Corporation, San Antonio, Texas, most recently as Financial Analyst, where she coordinated the Marketing Division budget. Ms. Lozano is a Certified Public Accountant and received a Bachelor of Business Administration degree in accounting, cum laude, from St. Mary's University, San Antonio, Texas, in 1978.

      SAUL GAMORAN has been Executive Vice President, General Counsel, Secretary and Director of the Company since May 1996. From April 1995 through May 1996, Mr. Gamoran was President of Renaissance Strategies, Ltd., a consulting firm specializing in consumer products. From June 1988 through March 1995, he was Executive Vice President of Ace Novelty Co., Inc. ("Ace"). Mr. Gamoran is a past board member of the Toy Manufacturers of America, a toy industry trade association. Mr. Gamoran received a juris doctor degree from Northwestern University in 1984 and a Bachelor of Science degree in speech from Northwestern in 1981.

      FRANCISCO SAEZ MOYA has been Vice President-European Operations of the Company since May 1992. He has been serving as a Director since May 1996 and also served as a Director from January 1992 until April 1995. Mr. Moya also serves as Administrator of Play By Play Toys and Novelties Europe, S.A., a wholly owned subsidiary of the Company, a position he has held since 1989. Mr. Moya served as Administrator of Restaurants Universal Espana, S.A., a former wholly owned subsidiary of the Company, a position he held since its formation in September 1991 until its sale in March 1996. From May 1986 through May 1992, he served as Vice President-Spain for the Restaurant Division of PMI. Mr. Moya is fluent in English, Spanish, Italian, Portuguese and French. Mr. Moya received a M.H.C.C. degree in Hotel and Catering Management-Accounting from the College of Further Education of Hastings, England in 1973.

      OTTIS W. BYERS has been a Director of the Company since September 1995. Since February 1995, Mr. Byers has been owner and Vice President of B.N. Transport, Inc. of Cleveland, Texas. From 1978 through 1994, Mr. Byers owned Byers Enterprises, which operated three Mexican food restaurants in Texas. Mr. Byers received a Bachelor of Science degree in history from Sam Houston State University, Huntsville, Texas, in 1968.

      TOMAS DURAN has been a Director of the Company since November 1992 and is a nominee to the Board of Directors for the 1997 annual shareholders' meeting. Mr. Duran has owned an insurance consulting business located in Corpus Christi, Texas, since August 1992. From 1988 through July 1992, he was Director of Management and Budget and Senior City Manager for the City of Corpus Christi, Texas. Mr. Duran served as Trade Representative for the Monterrey, Veracruz and Mexico City Foreign Trade Mission and served as President of the Texas Public Employees Labor Relations Association from 1985 through 1986. Mr. Duran studied engineering at Universidad de Madrid, Madrid, Spain from 1964 through 1965 and received a Bachelor of Arts degree in international relations from West Texas State University in 1970.

      BERTO GUERRA, JR. has been a Director of the Company since its inception in May 1992. Mr. Guerra is the President of Southwestern Bell International Development, a wholly owned subsidiary of SBC Communications, Inc., and has been employed by that company or another subsidiary since 1978. Mr. Guerra served on President Bush's Hispanic Alliance on Free Trade from 1989 through 1992 and has served on the College of Education Foundation Advisory Council of The University of Texas from 1988 to the present. In April 1995, Mr. Guerra was elected to the Board of Trustees of The University of Texas-Pan American Foundation. Mr. Guerra received a Bachelor of Science degree in interdisciplinary management from Southwest Texas State University in 1984.

      STEVE K.C. LIAO has been a Director of the Company since October 1995. Since 1987, Mr. Liao has been the Managing Director of Colorsplendor Graphics, Inc. located in Foster City, California, which specializes in desk top pre-press operations. Since 1989, Mr. Liao has also been a real estate investor and property manager of multi-family properties in Houston, Texas. Mr. Liao is fluent in the Mandarin and Cantonese Chinese dialects.

      JAMES F. PLACE has most recently been a Director of the Company since March 1996, also served as a Director from October 1994 through January 1996, and is a nominee to the Board of Directors for the 1997 annual shareholders' meeting. Since 1967, Mr. Place has owned and managed various commercial real estate properties and other investments primarily located in Texas, which has been his primary business occupation since 1967. Mr. Place was a director of PMI from 1976 to June 1992. Mr. Place has been a director of Grand Prix Tours, Inc., a tour operation for automobile racing events, since January 1988. Mr. Place received a certificate in real estate from College of Lake County, Lake County, Illinois, in 1981.

      There are no family relationships among any of the executive officers or directors of the Company.

NUMBER, TERM AND COMPENSATION OF DIRECTORS

      The Company's Articles of Incorporation divide the Board into three classes of as equal size as possible, with the terms of each class expiring in consecutive years so that only one class is elected in any given year. Successors to directors whose terms have expired are required to be elected by shareholder vote. Vacancies in unexpired terms and any additional positions created by Board action are filled by action of the existing Board. The terms of Messrs. Gawlik, Duran and Place will expire at the 1997 annual meeting of shareholders of the Company; the terms of Messrs. Torres, Gamoran and Guerra will expire at the 1998 annual meeting of shareholders; and the terms of Messrs. Moya, Byers and Liao will expire at the 1999 annual meeting of shareholders. The executive officers of the Company are elected annually by the Board following the annual meeting of shareholders and serve at the discretion of the Board until their successors are elected and qualified.

      Effective April 1996, outside members of the Board are compensated $1,000 per meeting for attending Board meetings, $500 per meeting for attending Board committee meetings and receive reimbursement for out-of-pocket expenses incurred for attendance at meetings. Prior to April 1996, outside members of the Board were compensated $500 per meeting for attending Board meetings, $250 per meeting for attending Board committee meetings and received reimbursement for out-of-pocket expenses incurred for attendance at meetings.

      During fiscal 1996, total outside directors' fees of $27,000 were paid in cash. Management directors receive no fees for their services as a director.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

      Messrs. Gawlik, Duran and Place are the Board's nominees for election as directors, to serve as Category III directors until the 2000 annual meeting of shareholders or until their successors are elected and qualified. Information concerning the nominees is set forth above. Messrs. Gawlik and Duran were previously elected to the Board by the Company's shareholders before the Company's initial public offering of its Common Stock. Mr. Place was previously appointed to the Board to fill a vacancy on the Board.

      The Board currently consists of nine members. The Board has determined to nominate three persons for election. The proxies cannot be voted for a greater number of persons than the number of nominees named.

      If, for any reason, any of the nominees shall become unavailable for election, the individuals named in the enclosed Proxy may exercise their discretion to vote for any substitutes proposed by the Board, unless the Board should decide to reduce the number of directors to be elected at the Annual Meeting. The affirmative vote of a majority of the votes cast is required for the election of each nominee for director.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES LISTED HEREIN.

                  MEETINGS AND CERTAIN COMMITTEES OF THE BOARD

BOARD MEETINGS

      The Board held seven meetings during the fiscal year ended July 31, 1996. Other than Mr. Liao, who attended four of the six Board meetings (67%) and four of the five Compensation Committee meetings (80%) held since Mr. Liao's becoming a member of the Board, the attendance by directors at the meetings of the Board and Board committees was 100%. Other than Mr. Liao, all directors attended at least 75% of the meetings of the Board and Board committees of which they are members.

BOARD COMMITTEES

      The Company's Board has two standing committees: the Audit Committee and the Compensation Committee. The functions of the Audit Committee, of which Messrs. Byers, Duran, Guerra, Liao and Place are members, are to make recommendations to the Board regarding the engagement of the Company's independent accountants and to review with management and the independent accountants the Company's internal controls, financial statements, basic accounting and financial policies and practices, audit scope and competency of accounting personnel. The Audit Committee held one meeting during fiscal 1996. The functions of the Compensation Committee, of which Messrs. Byers, Duran, Guerra, Place and Liao are members, are to review and recommend to the Board the compensation, stock options and employment benefits of all officers of the Company, to administer the PLAY-BY-PLAY Toys & Novelties, Inc. 1994 Incentive Plan (the "Incentive Plan"), to fix the terms of other employee benefit arrangements and to make awards under such arrangements. The Compensation Committee held seven meetings during fiscal 1996. During fiscal 1996, none of the individuals serving on the Compensation Committee has ever been an officer or employee of the Company. No executive officer of the Company has served as a member of the board of directors or the compensation committee of any company one of whose executive officers include a member of the Board or the Compensation Committee of the Company, other than Mr. Torres. Mr. Torres is the Chairman of the Board and Chief Executive Officer of Veladi Ranch Steak House, Inc., a privately held development stage steak house chain with six restaurants open and four additional restaurants under development.
The Board does not have a Nominating Committee.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires each director and officer of the Company, and each person who owns more than 10% of a registered class of the Company's equity securities to file by specific dates with the United States Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. The Company is required to report in this Proxy Statement any failure of its directors and officers and beneficial owners of more than 10% of the Company's Common Stock to file by the relevant due date any of these reports during the Company's fiscal year.

      To the Company's knowledge, all Section 16(a) filing requirements applicable to the Company's officers, directors and 10% shareholders were complied with, except for two late filings as to Juanita E. Lozano. Ms. Lozano's Form 3 and Form 4 were due on August 1, 1996 and August 12, 1996, respectively, and both were filed on November 12, 1996.


                             EXECUTIVE COMPENSATION

      NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE EXCHANGE ACT THAT MIGHT INCORPORATE FUTURE FILINGS BY REFERENCE, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS, AND SHALL NOT BE DEEMED SOLICITING MATERIAL OR FILED UNDER THE SECURITIES ACT OR THE EXCHANGE ACT.

                      REPORT OF THE COMPENSATION COMMITTEE

THE COMPENSATION COMMITTEE

      The Compensation Committee's stated purpose is to review and recommend to the Board the compensation, stock options and employment benefits of all officers of the Company, administer the Incentive Plan, fix the terms of other employee benefit arrangements and make awards under such arrangements. The Compensation Committee is composed of directors who have never served as officers of the Company. The following is a summary of policies of the Compensation Committee that affect the compensation paid to executive officers, as reflected in the tables and text set forth elsewhere in this Proxy Statement.

      GENERAL COMPENSATION POLICY. The Compensation Committee's overall policies with respect to executive officers is to offer competitive compensation opportunities for such persons based upon their personal performance, the financial performance of the Company and their contribution to that performance. Each executive officer's compensation package is comprised of three elements:
(i) base salary that reflects individual performance and is designed primarily to be competitive with salary levels in the industry, (ii) stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the Company's shareholders, and (iii) for executive officers and certain personnel that perform sales and marketing functions, annual cash bonuses related to the performance of the Company for such individual's respective functional area.

      FACTORS. Several important factors considered in establishing the components of each executive officer's compensation package for the 1996 fiscal year are summarized below. Additional factors were taken into account to a lesser degree. The Compensation Committee may, in its sole discretion, apply entirely different factors, such as different measures of financial performance, for future fiscal years. However, it is presently contemplated that all compensation decisions will be designed to further the overall compensation policy described above.

      BASE SALARY. The base salary for each executive officer is set on the basis of personal performance, the salary levels in effect for comparable positions in similarly situated companies within the toy industry or similarly sized public companies and internal comparability considerations. However, the Compensation Committee did not conduct a formal survey of executive officer salaries at such companies. The Compensation Committee believes that the Company's most direct competitors for executive talent are not limited to the companies that the Company would use in a comparison for shareholder returns. Therefore, the compensation comparison group is not the same as the industry group index used in the "Performance Graph" section below.

      STOCK-BASED INCENTIVE COMPENSATION. The Company adopted the PLAY-BY-PLAY Toys & Novelties, Inc. 1994 Incentive Plan (the "Incentive Plan") in August 1994. The Incentive Plan authorizes the Company to award incentive stock options and nonqualified stock options to purchase Common Stock and restricted stock to officers and other employees of the Company. The purpose of the Incentive Plan is to attract, retain and motivate officers and employees. The Incentive Plan authorizes the award of 700,000 shares of Common Stock to be used for incentive stock options, nonqualified options or restricted stock. Under the Incentive Plan and at the discretion of the Board as recommended by the Compensation Committee, awards may be granted to officers and employees of the Company in the form of incentive stock options and restricted stock. Stock options may be exercised at a purchase price as recommended by the Compensation Committee and determined by the Board of Directors, provided that the exercise price per share under the Incentive Plan shall be an amount not less than 100% of the fair market value on the date the option is granted or 110% of fair market value for beneficial owners of 10% or more of the Company's outstanding shares. Thus, the optionee receives a return only if the market price of the shares appreciates over the option term. The grants are designed to align the interests of the optionees with those of the shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business, even though certain executive officers of the Company are already significant shareholders of the Company (see "Principal Shareholders"). Moreover, the long-term vesting schedules encourage a long-term commitment to the Company by its executive officers and other optionees. The size of the option grant to each optionee is set at a level that the Compensation Committee deems appropriate in order to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, but also takes into account the individual's potential for future responsibility and promotion over the option vesting period, and the individual's performance in recent periods. The Compensation Committee periodically reviews the number of shares owned by, or subject to options held by, each executive officer, and additional awards are considered based upon past performance of the executive officer.

      ANNUAL CASH BONUSES. The Company does not have a formal cash bonus program for executive officers, although cash bonuses have been paid from time to time in the past to selected executive officers in recognition of superior individual performance. The Compensation Committee did not recommend and the Company did not award any cash bonuses during fiscal 1996.

CHIEF EXECUTIVE OFFICER

      In fiscal 1996, Mr. Arturo G. Torres, Chairman and Chief Executive Officer of the Company, received total cash payments of $255,000 in salary. In fiscal 1996, Mr. Torres was also granted options under the Incentive Plan to purchase 10,000 shares of Common Stock. These options are exercisable at an average of $14.58 per share (110% of the market close price on the day of grant), and vest in one year. The Compensation Committee notes that the Company under the strong leadership of Mr. Torres produced significant growth in sales and earnings during the period. The Compensation Committee considers this level of compensation appropriate in light of Mr. Torres' leadership of a growth oriented toy company which has experienced significant increases in fiscal 1996 net sales and net income of 55.5% and 113.5%, respectively, as compared to fiscal 1995, in spite of the performance of the Company's stock price. Mr. Torres does not have an employment agreement with the Company.

LIMITATIONS ON DEDUCTIBILITY

      The Compensation Committee has reviewed the Company's informal compensation policies in light of amendments to the Internal Revenue Code enacted during 1993 that generally limit deductions for compensation paid to certain executive officers to $1,000,000 per annum (certain performance based compensation is not subject to that limit). At present levels of compensation, these amendments do not limit the deductions to which the Company is entitled and the Compensation Committee has therefore concluded that no changes in the Company's compensation policies as a result of these amendments are appropriate.

SUMMARY

      The Compensation Committee believes that the compensation programs of the Company and the administration of those programs well serve the interests of the Company's shareholders. These programs allow the Company to attract, retain and motivate exceptional management talent and to compensate executives in a manner that reflects their contribution to both the short- and long-term performance of the Company. The Company intends to continue to emphasize programs that it believes positively affect shareholder value.

           PLAY-BY-PLAY Toys & Novelties, Inc. Compensation Committee
         Berto Guerra, Jr., Ottis W. Byers, Tomas Duran, Steve K.C. Liao
                        and James F. Place, 1996 Members

PERFORMANCE GRAPH

      NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OR THE EXCHANGE ACT THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THIS SECTION ENTITLED "PERFORMANCE GRAPH" SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY FILINGS OR INTO ANY FUTURE FILINGS, AND SHALL NOT BE DEEMED SOLICITING MATERIAL OR FILED UNDER THE SECURITIES ACT OR THE EXCHANGE ACT.

      The following graph compares the cumulative total shareholder return on the Company's Common Stock from July 19, 1995 (the date the Company became a public company) until July 31, 1996, with the cumulative total return of the Standard and Poor's Index and the Peer Group Index (as defined below). The graph assumes the investment of $100 in the Company's Common Stock and in each of the indexes on July 19, 1995 and reinvestment of all dividends. The initial public offering price of the Company's Common Stock was $12.25 per share.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                       FOR THE PERIOD ENDED JULY 31, 1996

                                               Cumulative Total Return
                                             -----------------------------
                                                     7/19/95    7/95  7/96
PLAY-BY-PLAY Toys& Nvlts Inc ..............   PBYP     100      107    75
PEER GROUP ................................   PPEER1   100      104    91
S & P 500 .................................   I500     100      102   119

CUMULATIVE TOTAL RETURN*                                             1996
------------------------                                             ----
PLAY-BY-PLAY TOYS & NOVELTIES, INC...................................75.00
S&P 500...... ......................................................119.00
PEER GROUP**.........................................................91.00

* ANNUAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS. THERE WERE NO DIVIDENDS PAID BY THE COMPANY DURING THE PERIOD PRESENTED. CUMULATIVE TOTAL RETURN ASSUMES AN INITIAL INVESTMENT OF $100 ON JULY 19, 1995.

** PEER GROUP INDEX IS COMPOSED OF TOY COMPANIES WITH SIMILAR MARKET CAPITALIZATION. THESE COMPANIES ARE ACTION PERFORMANCE CO., EMPIRE OF CAROLINA, INC., EQUITY MARKETING INC., ERO, INC., HAPPINESS EXPRESS, INC., JANEX INTERNATIONAL, INC. AND JUST TOYS, INC.

SUMMARY COMPENSATION TABLE

      The following table sets forth certain information concerning compensation of (i) the Company's Chief Executive Officer, (ii) the highest paid executive officers of the Company whose annual compensation exceeded $100,000 and (iii) one former executive officer of the Company:


                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                   ANNUAL COMPENSATION                                   COMPENSATION
                                   -------------------                                   ------------
                                                                           OTHER          SECURITIES
                                                                           ANNUAL         UNDERLYING
NAME AND PRINCIPAL POSITION                YEAR  SALARY $(1)  BONUS $  COMPENSATION($)(2)  OPTIONS (#)
---------------------------                ----  ----------   -------  ----------------- ------------
Arturo G. Torres, ........................ 1996   $255,000      --           --              --
  Chairman of the Board .................. 1995   $180,000   $28,250         --              --
    and Chief Executive Officer

Mark A. Gawlik, .......................... 1996   $175,000      --           --              --
  President and Chief Operating Officer .. 1995   $127,500   $30,250         --              --
Francisco Saez Moya ...................... 1996   $125,000      --           --              --
  Vice President - European Operations ... 1995   $ 70,000   $16,000         --              --
Jay B. Forman, ........................... 1996       --        --           --              --
  Vice President - U.S. Operations (3) ... 1995   $126,250   $20,000         --              --

(1) In April 1996, the Company reevaluated the base salaries of Messrs. Torres, Gawlik and Moya. Effective April 1, 1996, these employees' annual base salaries are $255,000, $175,000 and $125,000, respectively. (2) Certain of the Company's executive officers receive personal benefits in addition to salary; however, the Company has concluded that the aggregate amounts of such personal benefits did not exceed the lesser of $50,000 or 10% of annual salary reported for any named executive officer. (3) Mr. Foreman resigned from the Company on February 29, 1996 and ceased consulting with the Company on April 30, 1996.

EMPLOYMENT ARRANGEMENTS

      Other than an employment agreement with Mr. Gamoran, the Company does not have employment agreements with any of its United States employees. In May 1996, the Company entered into an employment agreement with Mr. Gamoran, which agreement will automatically expire three years thereafter, unless it is terminated by the Company or Mr. Gamoran. During the first year of the Mr. Gamoran's employment, the Company will pay to Mr. Gamoran an annual base salary of $150,000. After the first year, the annual base salary will not be less than $175,000. The Company does have standard national employment contracts with all of its Spanish employees.

STOCK OPTION GRANT TABLE

     The following table sets forth certain information concerning option granted to the named executive officers during the Company's fiscal year ended July 31, 1996:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                         Potential Realizable Value at
                                                                            Assumed Annual Rates of
                                                                          Stock Price Appreciation for
                                   Individual Grant                               Option Term (2)
--------------------------------------------------------------------------------------------------
                      Number of
                      Securities        % Total
                      Underlying    Options Granted  Exercise               ----------------------
                        Option      to Employees in    Price    Expiration      5%        10%
Name                 Granted(#)(1)    Fiscal 1996    ($/Share)     Date         ($)       ($)
--------------------------------------------------------------------------------------------------
Arturo G. Torres        10,000            2.4%       $  14.58    9/29/2001  $  40,282  $  89,012
Mark A. Gawlik          10,000            2.4%       $  14.58    9/29/2001     40,282     89,012

(1) The numbers of shares indicated are at an exercise price equal to 110% of the initial public offering price. The granted incentive stock options vest and become exercisable within one year from the date of grant for Messrs. Torres and Gawlik.

(2) As required by the rules of the SEC, potential values are based on the assumption that the Company's Common Stock will appreciate in value from the date of grant to the end of the option term (five years from the date of grant) at annualized rates of five percent and ten percent (total appreciation of approximately 27.6% and 61.1%), respectively, and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the Common STOCK.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table set forth information concerning shares acquired on exercise of stock options during fiscal 1996 and the value of stock options held at the end of fiscal 1996 by each of the executive officers named in the Summary Compensation Table above:

                                                    NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                       SHARES                   OPTIONS AT FISCAL YEAR END(#)     AT FISCAL YEAR END($)
                      ACQUIRED        VALUE     -----------------------------     ---------------------
NAME                ON EXERCISE(#)  REALIZED($)  EXERCISABLE  UNEXCERCISABLE   EXERCISABLE  UNEXCERCISABLE
----------------------------------------------------------------------------------------------------------
Arturo G. Torres           0            0          15,000        10,000              0              0
Mark A. Gawlik             0            0          12,000        10,000              0              0
Francisco Saez Moya        0            0          12,000             0              0              0

1994 INCENTIVE
PLAN

     SCOPE. The Board and shareholders of the Company have approved the Incentive Plan. The Incentive Plan authorizes the Company to award incentive stock options and nonqualified stock options to purchase Common Stock and restricted stock to officers and other employees of the Company. The purpose of the Incentive Plan is to attract, retain and motivate officers and employees.


     The Incentive Plan authorizes the award of 700,000 shares of Common Stock to be used for incentive stock options, nonqualified stock options or restricted stock. If an award made under the Incentive Plan expires, is canceled or is otherwise terminated, those shares will be available for future awards under the Incentive Plan. The Incentive Plan will terminate on August 24, 2004.

     ADMINISTRATION. The Incentive Plan is administered by the Company's Compensation Committee. Subject to the provisions of the Incentive Plan, the Compensation Committee will have authority to select those officers and other employees of the Company to receive awards, to determine the time or times of receipt, to determine the types of awards and the number of shares covered by the awards, and to establish the terms, conditions and provisions of such awards. In making such award determinations, the Compensation Committee may take into account the nature of services rendered by the officer or employee, his or her present and potential contribution to the Company's growth and success and such other factors as the Compensation Committee deems relevant. The Compensation Committee is authorized to interpret the Incentive Plan, to establish, amend, and revoke any rules and regulations relating to the Incentive Plan, to determine the terms and provisions of any agreements made pursuant to the Incentive Plan, and to make all other determinations that may be necessary or advisable for the administration of the Incentive Plan.

     STOCK OPTIONS. Both incentive stock options and nonqualified stock options (collectively referred to as "Stock Options") may be granted pursuant to the Incentive Plan. All Stock Options granted under the Incentive Plan will have an exercise price per share to be determined by the Compensation Committee, provided that the exercise price per share under each Stock Option shall not be less than the fair market value of a share of Common Stock at the time the Stock Option is granted (110% of such fair market value in the case of incentive stock options granted to a shareholder who owns 10% or more of the Company's Common Stock). The maximum term for all Stock Options granted under the Incentive Plan is ten years (five years in the case of an incentive stock option granted to a shareholder who owns 10% or more of the Company's Common Stock). Moreover, no Stock Options may be granted under the Incentive Plan more than ten years after the date of its adoption. All Stock Options are nontransferable other than by will or the laws of descent and distribution or a qualified domestic relations order, and during an optionee's lifetime may be exercised only by the optionee or the optionee's guardian or legal representative. Stock Options are exercisable at such time and in such installments as the Compensation Committee may provide at the time the Stock Option is granted. The Compensation Committee may accelerate the exercisability of any Stock Option at any time. The purchase price for shares acquired pursuant to the exercise of a Stock Option must be paid in the manner determined by the Compensation Committee. The terms and conditions of Stock Options relating to their treatment upon termination of the optionee's employment will be determined at the time the Stock Options are granted. An optionee is not deemed to be the owner of any shares of Common Stock subject to any Stock Option until the Stock Option has been exercised, the Company has issued and delivered the shares to the optionee and the optionee's name has been entered as a shareholder of record on the books of the Company. During fiscal 1996, the Compensation Committee granted incentive stock options to purchase 311,500 shares of Common Stock under the Incentive Plan to certain officers and employees of the Company, 310,500 of which are outstanding at July 31, 1996. The options generally have a four-year vesting period and are exercisable at $13.48 per share. One-fifth of such options will become exercisable six months after the date of grant and on each of the first four anniversaries of the date of grant. In the event of a change in control of the Company, as defined in the Incentive Plan, awards under the Incentive Plan become exercisable within 60 days of the change in control. 111,400 of the options were exercisable as of July 31, 1996.

     The incentive stock options granted on April 13, 1995 to Mr. Joe M. Guerra, the former Chief Financial Officer, Secretary and Treasurer of the Company, all vest and became exercisable on April 13, 1996. On September 29, 1995, the Board modified the terms of the incentive stock options granted to Messrs. Torres, Gawlik and Moya, such that all options vest and become exercisable within one year from the date of grant. The exercise price per share of all such Stock Options is equal to $13.48. On May 16, 1996, Mr. Gamoran was granted 100,000 options to purchase stock in the Company at $13.75 per share. Of the 100,000 options granted to Mr. Gamoran, 20,000 of said options vested immediately, and one-third of the remaining options will become exercisable on each of the first three anniversaries of the date of grant. Mr. Gamoran shall have a period of five years from the date of each vesting in which to exercise these options.

     RESTRICTED STOCK. Restricted stock awards are grants of Common Stock made to officers and employees subject to conditions established by the Compensation Committee. The terms of a restricted stock award, including the restrictions placed on such shares and the time or times at which such restrictions will lapse, shall be determined by the Compensation Committee at the time the award is made. Unless the Compensation Committee determines otherwise, holders of restricted stock shall have the right to vote the shares of restricted stock and to receive all dividends thereon. The Compensation Committee may determine at the time of an award of restricted stock that dividends paid on such shares may be paid to the grantee or deferred. Deferred dividends (together with any interest accrued thereon) will be paid upon the lapsing of the restrictions on the shares of restricted stock or forfeited upon the forfeiture of the shares of restricted stock. The agreements evidencing awards of restricted stock shall set forth the terms and conditions of such awards and the effect of a grantee's termination of employment. No restricted stock shares have been issued pursuant to the Incentive Plan as of July 31, 1996.

     ADJUSTMENTS. In the event of any change in the outstanding shares of Common Stock by reason of any reclassification, recapitalization, merger, consolidation, reorganization, spin-off, spli-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend or similar change is the corporate structure, the aggregate number of shares of Common Stock with respect to which awards may be made under the Incentive Plan, and the terms and the number of shares of restricted stock, or the number of shares of Common Stock underlying any outstanding Stock Options may be equitably adjusted by the Compensation Committee in its sole discretion.

     TERMINATION AND AMENDMENT. The Incentive Plan may be terminated or amended by the Board, provided that, in the absence of shareholder approval, no amendment of the Incentive Plan may materially increase the total number of shares of Common Stock with respect to which awards may be made under the Incentive Plan (except as discussed in "-Adjustments" above), change the exercise price of a Stock Option, materially modify the requirements as to eligibility for participation in the Incentive Plan or materially increase the benefits accruing to participants under the Incentive Plan. No amendment of the Incentive Plan may adversely alter or impair any Stock Option or share of restricted stock awarded under the Incentive Plan prior to such amendment without the consent of the holder thereof.

NON-PLAN OPTIONS

     In addition to the Stock Options granted pursuant to the Incentive Plan, the Company granted in September 1995 and October 1995, nonqualified stock options outside of the Incentive Plan to purchase 10,000 shares of Common Stock (the "Non-Plan Options") to each of Messrs. Byers, Duran, Guerra, Liao and Place and an independent agent of the Company. The Non-Plan Options were granted at exercise prices equal to $14.58 and $14.03, respectively, which was 110% of the closing sales price of the Common Shares on the date of the grant. The September 1995 Non-Plan Options are fully exercisable upon the grant date and expire five years thereafter.

REGISTRATION OF SHARES

     On June 27, 1996, the Company registered the shares that are the subject of the Incentive Plan and such nonqualified stock options with the United States Securities and Exchange Commission.

                             PRINCIPAL SHAREHOLDERS

     The following table presents certain information as of July 31, 1996, regarding the beneficial ownership of Common Stock by (i) each of the directors and executive officers of the Company individually, (ii) all persons known by the Company to be beneficial owners of five percent or more of the Common Stock, and (iii) all directors and executive officers of the Company as a group. Unless otherwise noted, the persons listed below have sole voting and investment power and record and beneficial ownership with respect to such shares.

                                                     NUMBER
                                                     SHARES
                                                  BENEFICIALLY
NAME                                                 OWNED         PERCENTAGE
--------------------------------------------------------------------------------
Arturo G. Torres ..........................       1,450,990(1)        29.97%
Mark A. Gawlik ............................         218,321            4.51%
Francisco Saez Moya .......................         241,272            4.98%
Berto Guerra, Jr ..........................          35,665            *
James F. Place ............................          15,373            *
Tomas Duran ...............................          12,710            *
All directors and executive
  officers as a group (ten persons) .......       1,994,431           41.20%
Oppenheimer Funds .........................         324,900            6.71%
------------------------
*Less than 1%

(1) Includes 49,200 shares held in trust for the benefit of Mr. Torres' three minor children (16,400 shares each), for which Mr. Torres is the trustee and has sole voting and investment power.

     The business address of all officers and directors of the Company is 4400 Tejasco, San Antonio, Texas 78218-0267.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SHAREHOLDER LOANS

     To partially finance the Acquisition of Ace, Mr. Torres provided a $3.0 million unsecured demand loan. Interest on this loan is payable monthly at a per annum rate equal to the lesser of the "Alternate Base Rate" (as defined in the Company's $65 million Credit Agreement with The Chase Manhattan Bank, the "Credit Agreement") which means, as of any day of determination thereof, a rate per annum equal to the sum of (a) the greater of (i) the Prime Rate (as defined in the Credit Agreement) in effect on a such day, (ii) the Federal Funds Effective Rate (as defined in the Credit Agreement) in effect for such a day plus 1/2 of 1.0% and (iii) the Base CD Rate (as defined in the Credit Agreement) in effect for such a day plus 1.0% or the "Maximum Lawful Rate" (as defined in the Credit Agreement). Repayment of the note is subordinated to payment of the Credit Facility pursuant to the terms of a Subordination Agreement dated June 20, 1996, by and among Mr. Torres, the Company and The Chase Manhattan Bank, formerly Chemical Bank. Outstanding and unpaid principal and interest on the loan is payable no later than June 21, 1998; however, earlier repayment of the note is not permissible.

OTHER TRANSACTIONS

     The Company leases a building used as a video arcade located in Odessa, Texas, from Mr. Torres. Rental expense for such arcade was approximately $9,000 during fiscal 1996. The Company believes that the arrangements with Mr. Torres are fair and reasonable and are on terms at least as favorable as would be available from non-affiliated parties.

     Mr. Place, a Director of the Company is a partner in Espinoza's Pizza Company, Ltd. ("Espinoza") which owns and operates 11 restaurants in which the Company has placed coin-operated amusement game machines. Espinoza was paid, as its percentage of revenues attributable to such games, approximately $103,000 during fiscal 1996. The Company believes that the arrangements with and the amounts paid to Espinoza are fair and reasonable and are on terms at least as favorable as would be available from non-affiliated parties.

     Mr. Torres leases seven land and building packages to Pizza Hut of America, Inc. ("Pizza Hut") and one land and building package to Espinoza. The Company has entered into revenue sharing agreements with Pizza Hut and Espinoza concerning the placement of amusement machines which may benefit Mr. Torres due to percentage rent provisions in these real property leases. The Company paid Pizza Hut approximately $1.1 million and Espinoza approximately $103,000 during fiscal 1996, pursuant to the terms of such revenue sharing agreements. The Company believes the amounts paid to Pizza Hut and Espinoza were fair and reasonable and were on terms at least as favorable as would be available from non-affiliated parties.

     During fiscal 1996, the Company's subsidiary in Spain subcontracted stuffing services to Tuexa Export, S.L. ("Tuexa"). Mr. Moya was a major shareholder of Tuexa. The Company was invoiced and has paid $392,030 for work performed during fiscal 1996. The Company requested Mr. Moya, as an accommodation to the Company, concerning the Company's sale of Tuexa, to remain a shareholder of such company. As of October 8, 1996, Mr. Moya sold his interest in Tuexa for a nominal amount, per prior agreement. The Company believes that the arrangements with and the amount paid to Tuexa were fair and reasonable and were on terms at least as favorable as would be available from non-affiliated parties.

FUTURE TRANSACTIONS

     In the future, all transactions between the Company and its affiliated entities, executive officers, directors or significant shareholders will be on terms which will continue to be no less favorable to the Company than the Company could obtain from non-affiliated parties.

                                 PROPOSAL NO. 2
                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

     Coopers & Lybrand L.L.P. has served as the Company's independent accountants since its appointment for fiscal 1992. The Board, on the unanimous recommendation of the Audit Committee, has selected Coopers & Lybrand L.L.P as the Company's independent accountants for the fiscal year ending July 31, 1997, subject to ratification by the shareholders at the Annual Meeting. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the meeting to respond to questions and will have an opportunity to make a statement if they desire to do so.

     All services provided to the Company by Coopers & Lybrand L.L.P. were approved by the Audit Committee. The Audit Committee also considered the possible effect on the independence of Coopers & Lybrand L.L.P. by reason of its rendering such services.

     Audit services of Coopers & Lybrand L.L.P. for fiscal 1996 included the examination of the consolidated financial statements, services related to filings with the SEC, and the performance of limited reviews of the Company's unaudited financial information.

     The affirmative vote of a majority of the votes cast on this proposal will constitute ratification of the appointment of Coopers & Lybrand L.L.P.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 1997.OTHER MATTERS

     As of the date of this Proxy Statement, the Board knows of no other business that will be presented by management for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting, the proxy holders intend to vote the proxies as recommended by the Board.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNYUAL MEETING

     Shareholder proposals intended to be presented at the 1998 annual meeting of the shareholders must be received by the Company in writing no later than July 23, 1997. Proposals must be mailed to Play-By-Play Toys & Novelties, Inc., 4400 Tejasco, San Antonio, Texas 78218-0267, Attention: Secretary, Saul Gamoran.

                           ANNUAL REPORT (FORM 10-K)

     The Company undertakes, on written request and without charge, to provide each person from whom the accompanying Proxy is solicited with a copy of the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1996, as filed with the SEC, including the financial statements and schedules. Requests should be addressed to PLAY-BY-PLAY Toys & Novelties, Inc., 4400 Tejasco, San Antonio, Texas 78218-0267, Attention: Secretary, Saul Gamoran.

                                             By Order of the Board of Directors

                                             /s/ SAUL GAMORAN
                                                 Saul Gamoran
                                                 Executive Vice President,
                                                 General Counsel and Secretary

November 19, 1996

                       PLAY-BY-PLAY TOYS & NOVELTIES, INC

                                  4400 Tejasco
                          San Antonio, Texas 78218-0267

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Arturo G. Torres, Mark A. Gawlik and Saul Gamoran, or any one or more of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of Play By Play Toys & Novelties, Inc. (the "Company") held of record by the undersigned on November 19, 1996 at the Annual Meeting of Shareholders to be held on December 9, 1996, or any adjournments thereof.

1. ELECTION OF DIRECTORS
       FOR all nominees listed below                    WITHHOLD AUTHORITY
         (except as marked to the            To vote for all nominees listed
           contrary below)  [  ]               below  [  ]

         (INSTRUCTIONS TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW)

                   Mark A. Gawlik, Tomas Duran, James F. Place

2. Proposal to ratify the appointment of Coopers & Lybrand L.L.P., certified public accountants, as the independent auditors for the Company for the fiscal year ending July 31, 1997.

           FOR [ ]               AGAINST [ ]               ABSTAIN [ ]

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

(BACK OF PROXY CARD)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or authorized officer. If a partnership, please sign in partnership name by authorized person.

                                              Dated ____________________________


                                              ----------------------------------
                                                          Signature

                                              ----------------------------------
                                                  Signature if held jointly

                PLEASEMARK, SIGN, DATE AND RETURN THE PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE.